Exhibit 15.1

Our refKKZ/660391-000001/32156517v1

E-mailkaren.zhangpallaras@maples.com

JinkoSolar Holding Co., Ltd.

1 Yingbin Road

Shangrao Economic Development Zone

Jiangxi Province, 334100

People’s Republic of China

29 April 2026

Dear Sirs

JinkoSolar Holding Co., Ltd.

We have acted as legal advisors as to the laws of the Cayman Islands to JinkoSolar Holding Co., Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended 31 December 2025 (the “Annual Report”), which will be filed with the Securities and Exchange Commission in the month of April 2026.

We hereby consent to the reference to our firm under the heading “Item 10. Additional Information—K. Enforceability of Civil Liabilities” in the Annual Report.

We consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP